EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 28, 2012, with respect to the consolidated financial statements included in the Annual Report of Perceptron, Inc. on Form 10-K for the year ended June 30, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Perceptron, Inc. on Forms S-3 (File No. 333-24239, and File No. 333-29263) and on Forms S-8 (File No. 33-63664, File No. 33-85656, File No. 33-93910, File No. 333-00444, File No. 333-00446, File No. 333-65001, File No. 333-65007, File No. 333-92643, File No. 333-92645, File No. 333-92647, File No. 333-55164, File No. 333-76194, File No. 333-104040, File No. 333-131421, File No. 333-163324, File No. 333-163325,  File No. 333-185209, File No. 333-195073 and File No. 333-195074).

/s/ Grant Thornton LLP

Southfield, Michigan

September 15, 2014